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                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                   PINNACLE AUTOMATION AND ALVEY SYSTEMS ANNOUNCE
                           COMPLETION OF McHUGH SPIN-OFF

     ST. LOUIS, OCTOBER 30, 1998   Pinnacle Automation, Inc., parent company of
Alvey Systems, Inc. and a leading provider of materials flow and information flow technology, announced the spin-off of Alvey's wholly-owned subsidiary McHugh Software International, Inc. The companies announced that private equity firm Advent International, along with GE Capital, purchased a significant minority equity position in McHugh, establishing McHugh as an independent company with its own board of directors, shareholders and capital structure.

     McHugh is the industry's leading provider of logistics execution systems for transportation, warehousing and labor management.

     "The completion of the spin-off creates two separate, but stronger, independent companies," said Stephen J. O'Neill, Pinnacle president and chief executive officer. "This separation will provide the management and capital structure necessary for McHugh to realize its full potential, and allow Pinnacle to focus its resources and efforts on its systems business."

     Pinnacle will continue to deliver integrated materials and information flow systems, and has agreed with McHugh to implement McHugh's software into Pinnacle's comprehensive supply chain management solutions.

     As a result of this transaction, Pinnacle emerges as a financially stronger company: long-term debt decreased by $30 million; $18.6 million of preferred stock was redeemed; and annual interest expense decreased by approximately $3 million. Pinnacle's improved capital structure provides the basis to support the company's continued growth.

     Pinnacle Automation, Inc. is a leading provider of materials flow and information flow capabilities, providing customers with solutions to meet all their supply chain needs. The five companies comprising Pinnacle produce equipment and related software and controls that enable manufacturers, distributors and retailers to operate their manufacturing plants, distribution centers and warehouses more efficiently.


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For further information contact:
Sarah Holahan at (314) 290-2047